EXHIBIT 10.2

Haights Cross Communications, Inc.

2005 Cost Savings Incentive Plan

     For the fiscal year ending December 31, 2005, Haights Cross Communications, Inc. (together with its direct and indirect subsidiaries, “Haights Cross”) has implemented a special incentive plan to promote the identification of business improvements that translate into cost savings across its businesses. Entitled the 2005 Cost Savings Incentive Plan (“Savings Plan”), management and employees credited with identifying and implementing business improvements leading to future cost savings will be awarded a cash bonus equal to 20% of the annualized cost savings resulting from the implemented improvements. The Chief Financial Officer of Haights Cross has full authority over all determinations of bonuses to be paid under the Savings Plan, including, without limitation, the authority to (i) determine whether a particular business improvement will have continuing cost savings in future periods, and (ii) make all calculations of the annualized cost savings upon which awards under the Savings Plan will be based. With respect to any particular business improvement for which a bonus is payable under the Savings Plan, approximately 38% of the calculated payout under the Savings Plan will be made upon the implementation of the business improvement, with the balance to be paid in March 2006.